Tidal Trust II N-14/A

Exhibit 99(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our firm in the Registration Statement on Form N-14 and to the use of our report dated September 29, 2022, relating to the financial statements and financial highlights of Grizzle Growth ETF, a series of Listed Funds Trust, for the period December 16, 2021 (commencement of operations) through July 31, 2022, and to the references to our firm under the headings “Other Service Providers”, “Financial Highlights Summary”, and “Financial Highlights” in the Combined Information Statement and Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 3, 2023